Exhibit 99.1
X4 Pharmaceuticals Announces $55 Million Private Placement Financing and Debt Facility Amendment Extending Interest-Only Period by up to 12 Months

BOSTON, Mass., June 30, 2022 – X4 Pharmaceuticals, Inc. (Nasdaq: XFOR), a leader in the discovery and development of novel CXCR4-targeted small molecule therapeutics to benefit people with rare immune system disorders, today announced that it has agreed to sell an aggregate of 50,925,365 shares of common stock (or pre-funded warrants in lieu thereof) and warrants to purchase an aggregate of 50,925,365 shares of common stock, to certain institutional accredited investors in a private investment in public equity (PIPE) financing. X4 anticipates that gross proceeds from the PIPE will be approximately $55 million, before deducting fees to the placement agent and other estimated offering expenses payable by the Company. The closing of the financing is expected to occur on or about July 6, 2022, subject to customary closing conditions.

In addition, on June 30, 2022, contemporaneous with the execution of the PIPE, X4 entered into an amendment to its loan and security agreement with Hercules Capital Inc. to extend the interest-only period of its loan facility by up to twelve months (into 2024), subject to achieving certain financial and business milestones. This amendment results in a potential reduction of X4’s cash burn by $20 million over the interest-only period.

Pursuant to the terms of the securities purchase agreement, at the closing of the PIPE, X4 will issue an aggregate of 50,925,365 shares of common stock (or pre-funded warrants in lieu thereof) and warrants to purchase an aggregate of 50,925,365 shares of common stock. The purchase price per share and accompanying warrant is $1.095 (or $1.094 per pre-funded warrant and accompanying warrant). The warrants will have a per share exercise price of $1.095 and may be exercised at any time on or after the closing date and through the fifth anniversary of the closing date. The price per share and accompanying warrant was based in part upon the last reported sale price of the common stock on the Nasdaq Capital Market. If exercised for cash, the warrants would result in additional gross proceeds to X4 of up to approximately $55 million.

X4 expects to use these funds for continued clinical development and commercial readiness of its lead candidate, mavorixafor, and for business development activities, working capital, and general corporate purposes.

The PIPE financing included participation from new investors including co-lead investor New Enterprise Associates (NEA), Acorn Bioventures and Lumira Ventures, as well as existing investors including co-lead investor Bain Capital Life Sciences, OrbiMed, AXA Investment Managers and Hercules Capital, Inc (NYSE: HTGC). Stifel served as sole placement agent for the financing. B. Riley Securities and H.C. Wainwright & Co. acted as financial advisors to X4 in the financing.

The securities sold in this financing are being made in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements. X4 has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock and the shares of its common stock underlying the pre-funded warrants and accompanying warrants sold in this financing. In connection with the PIPE, the Company has agreed to convene a special meeting of its stockholders no later than 90 days

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following the closing to seek approval of an increase in the number of its authorized shares of common stock.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About X4 Pharmaceuticals, Inc.
X4 Pharmaceuticals is a late-stage clinical biopharmaceutical company leading the discovery and development of novel therapies for people with rare diseases of the immune system. The company’s lead candidate is mavorixafor, a first-in-class, small molecule antagonist of chemokine receptor CXCR4 that is being developed as a once-daily oral therapy. Due to mavorixafor’s ability to antagonize CXCR4 and improve the healthy maturation and trafficking of white blood cells, X4 believes that mavorixafor has the potential to provide therapeutic benefit across a wide variety of diseases, including primary immunodeficiencies (PIDs) and certain types of cancer. Mavorixafor has already demonstrated clinical potential in a Phase 2 trial in people with WHIM syndrome, a rare PID. Its efficacy and safety continue to be evaluated in a global Phase 3 clinical trial in WHIM (fully enrolled) and in two Phase 1b clinical trials – one, as monotherapy in people with chronic neutropenia, including Severe Congenital Neutropenia (SCN), and another in combination with ibrutinib in people with Waldenström’s macroglobulinemia (also fully enrolled). X4 is continuing to leverage its insights into CXCR4 biology at its corporate headquarters in Boston, Massachusetts and at its research facility in Vienna, Austria, to discover and develop additional product candidates.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may be identified by the words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target,” or other similar terms or expressions that concern X4's expectations, strategy, plans, or intentions. Forward-looking statements include, without limitation, statements regarding the timing, use of proceeds and closing of the PIPE. Actual events or results may differ materially from those expressed or implied by any forward-looking statements contained herein, including, without limitation, as a result of market and other conditions; the risk that the conditions to the closing of the proposed PIPE are not satisfied; the risk that the Company fails to timely obtain stockholder approval to increase its authorized share capital, if at all; as well as other risks and uncertainties described in the section entitled “Risk Factors” in X4’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 12, 2022, and in other filings X4 makes with the SEC from time to time. X4 undertakes no obligation to update the information contained in this press release to reflect new events or circumstances, except as required by law.

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Contacts:

Daniel Ferry (investors)
Managing Director, LifeSci Advisors
daniel@lifesciadvisors.com
(617) 430-7576

Mónica Rouco Molina, Ph.D. (media)
Account Supervisor, LifeSci Communications
mroucomolina@lifescicomms.com

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